EXHIBIT 99.1

For Release:	Immediately

Contact:	Robert E. Wisniewski, Senior Vice President and Chief Financial Officer Tel: (856) 256-3311 E-mail: rwisniewski@ktron.com
K-TRON REPORTS THIRD QUARTER 2009 RESULTS
STRONG OPERATING CASH FLOW PRODUCES $13.357 MILLION INCREASE
IN CASH AND $2.0 MILLION REDUCTION IN DEBT DURING THE QUARTER
Pitman, New Jersey — November 9, 2009 — K-Tron International, Inc. (NASDAQ-GS: KTII) today reported net income of $6.768 million and diluted earnings per share (“EPS”) of $2.34 for its fiscal third quarter ended October 3, 2009, nearly unchanged from the same period in 2008. Revenues were $47.321 million in this year’s third quarter, a decline of 20.6 percent from last year.
For the first nine months of 2009, K-Tron reported net income of $16.473 million, diluted EPS of $5.75 and revenues of $147.044 million, compared to net income of $19.576 million, diluted EPS of $6.84 and revenues of $177.239 million in the first nine months of 2008. The percentage decreases in 2009 versus the prior year were 15.9 percent for net income, 15.9 percent for EPS and 17.0 percent for revenues.
The third quarter and first nine months of 2009 results included a $2.972 million pre-tax gain from the September 2009 sale of the Company’s 19.9 percent equity investment in a French material handling company (which investment had been recorded as an “other asset” on the Company’s balance sheet). Also, net income and EPS in both 2009 periods were adversely affected by higher effective income tax rates this year as compared to 2008 (35.0 percent for the third quarter and 34.7 percent for the first nine months of 2009 versus 27.1 percent and 28.7 percent for the same periods last year).
The Company noted that if the average foreign currency exchange rates for the third quarter and first nine months of 2008 were applied to the same periods of 2009, the Company’s revenues would have decreased approximately 20.5 percent for the third quarter of 2009 instead of 20.6 percent and 15.3 percent for the first nine months of 2009 instead of 17.0 percent.
With respect to liquidity and capital resources, the Company highlighted a significant increase in cash and a reduction in debt during the third quarter, noting that cash grew by $13.357 million to $63.0 million while debt was paid down by $2.0 million to $18.0 million. As a result, the Company had cash in excess of debt of $45.0 million at the end of the third quarter. The Company also said that it had retired an additional $8.0 million of debt in October and expects to end the year with debt of only $8.0 million as compared to $23.662 million at the beginning of the year.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “The third quarter of 2009 was a very positive one for the Company, despite the challenging global environment. Our net income and EPS, helped by the sale of our investment in a French material handling company, matched last year’s record third quarter numbers, and our strong operating cash flow enabled us to pay down debt while increasing our cash to a record $63.0 million.
“Although our backlog declined by $5.0 million, or 9.1%, in the third quarter on a constant foreign currency exchange basis, we believe that our bookings may have bottomed out in the quarter and expect that they will begin to grow again in the fourth quarter. While we still do not anticipate any significant recovery before mid-2010 in many of our key markets, we are encouraged by how relatively well we have performed this year under very difficult circumstances and look forward to a gradually improving business environment. We also believe, as we said last quarter, that the cost reduction initiatives implemented by us earlier in the year will enable the Company to continue to deliver good earnings and cash flow despite the tough conditions we still face, and our strong cash balance, good cash flow and low-cost borrowing availability position us well to take advantage of acquisition and other growth opportunities that may present themselves as the global economy begins to recover.”
On another matter, the Company noted that for the third straight year it had been named to Forbes Magazine’s list of the 200 Best Small Companies. K-Tron was ranked number 75 this year, following rankings of 13 and 19 in 2008 and 2007. Candidates must have annual revenue between $5 million and $750 million, be publicly traded for at least a year and have a stock price no lower than $5. Rankings are based on earnings growth, sales growth and return on equity in the past 12 months and over five years.
K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world.
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SAFE HARBOR
Certain statements in this release, including those with respect to (a) economic conditions and prospects, (b) revenue, profit, cash flow, debt, bookings and business environment expectations and (c) future growth and acquisition opportunities, relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause the actual results of K-Tron International, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “believe,” “would,” “expect,” “should” and other similar words and phrases often identify forward-looking statements made on behalf of the Company. It is important to note that actual results of the Company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse changes in general economic conditions; (ii) adverse changes in the industries the Company serves, including plastics compounding, base resin production, food, pharmaceutical, chemical, power generation, mining, pulp and paper, wood and forest products and biomass energy generation, and in demand for equipment, spare parts and services from customers in those industries; (iii) the Company’s ability to manage its costs; (iv) the Company’s ability to generate cash from operations and manage its liquidity needs; (v) material adverse changes in customers’ access to liquidity and capital; (vi) currency exchange or interest rate changes; (vii) epidemic diseases; (viii) changes in laws, regulations and tax rates; and (ix) other general economic, business and financing conditions and risk factors described in more detail in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2009. We do not undertake to update our forward-looking statements to reflect events or circumstances after the date hereof.
(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Revenues	$47,321	$59,631	$147,044	$177,239

Operating income	$7,688	$9,462	$23,097	$28,253
Interest expense, net	(252)	(179)	(846)	(804)
Gain on sale of investment	2,972	—	2,972	—

Income before income taxes	10,408	9,283	25,223	27,449
Income taxes	3,640	2,516	8,750	7,873

Net income	$6,768	$6,767	$16,473	$19,576

Basic earnings per share	$2.39	$2.44	$5.85	$7.14

Diluted earnings per share	$2.34	$2.34	$5.75	$6.84

Weighted average number of common shares outstanding (basic)	2,831,000	2,769,000	2,816,000	2,740,000

Weighted average number of common and common equivalent shares outstanding (diluted)	2,887,000	2,891,000	2,865,000	2,860,000

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